Exhibit 23: CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-231573) pertaining to the 2019 Incentive Equity Plan of iHeartMedia

(2) Registration Statement (Form S-8 No. 333-255494) pertaining to the 2021 Long-Term Incentive Award Plan of iHeartMedia, Inc.

of our reports dated February 28, 2023, with respect to the consolidated financial statements and schedule of iHeartMedia, Inc., and the effectiveness of internal control over financial reporting of iHeartMedia, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP
San Antonio, Texas
February 28, 2023